Exhibit 99.1

AGREEMENT AND PLAN OF MERGER

dated as of

December 14, 2010

among

CYPRESS BIOSCIENCE, INC.,

RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC,
ROYALTY PHARMA US PARTNERS, LP
ROYALTY PHARMA US PARTNERS 2008, LP
RP INVESTMENT CORP.

and

RAMIUS V&O ACQUISITION LLC

Page

i

(continued)
Page

ii

(continued)
Page

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of December 14, 2010, among CYPRESS BIOSCIENCE, INC., a Delaware corporation (the “Company”), RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC, a Delaware limited liability company (“Ramius”), ROYALTY PHARMA US PARTNER, LP, a Delaware limited partnership (“RPUS”), ROYALTY PHARMA US PARTNERS 2008, LP, a Delaware limited partnership (“RPUS2008”), RP INVESTMENT CORP., a Delaware corporation (“RP Corp” and together with RPUS, RPUS2008 and Ramius, the “Parent”), and RAMIUS V&O ACQUISITION LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

WITNESSETH:

WHEREAS, on September 15, 2010 Merger Subsidiary filed a Tender Offer Statement on Schedule TO (together with any amendments or supplements thereto, the “Schedule TO”) with respect to the tender offer by Merger Subsidiary (as such offer has been amended from time to time prior to the date hereof, the “Existing Offer”) to purchase all outstanding shares of common stock, $0.001 par value, of the Company, together with the associated Company Rights (as defined below) for so long as such Company Rights are outstanding (collectively, the “Shares”); and

WHEREAS, the parties hereto have agreed to the acquisition of the Company on the terms and subject to the conditions set forth herein, and Parent has agreed to cause Merger Subsidiary to amend the Existing Offer to reflect such agreement (the “Amended Offer”, and as it may be amended from time to time in accordance with this Agreement, the “Offer”);

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
THE OFFER

Section 1.01.   The Offer.  (a)     Provided that nothing shall have occurred that would give rise to a right to terminate the Offer pursuant to any of the conditions set forth in Annex I, as promptly as practicable after the date hereof, but in no event later than three Business Days following the public announcement of the execution of this Agreement, Merger Subsidiary shall amend the Offer to (i) increase the purchase price to $6.50 per Share (the “Offer Price”), net to the seller in cash, (ii) provide that the conditions to the Offer shall be as set forth in Annex I and that no other conditions shall apply, (iii) provide that the expiration date of the Offer shall be midnight (New York City time) on the date that is ten Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) following the filing of such amendment, and (iv) make such other amendments as are necessary or appropriate to conform to the requirements of this Agreement. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn, a number of Shares that, together with the Shares then owned by Parent and its Affiliates, represents a majority of the total number of Shares outstanding on a fully-diluted basis, without regard to whether any convertible or exchangeable securities are then vested and exercisable (the “Minimum Condition”) and to the other conditions set forth in Annex I and to no other conditions.  Subject to the terms and conditions of this Agreement, including the prior satisfaction or waiver of the conditions set forth in Annex I (the “Offer Conditions”), promptly after the later of (x) the earliest date as of which Merger Subsidiary is permitted under applicable Law to accept for payment Shares tendered pursuant to the Offer and (y) the earliest date as of which each of the Offer Conditions has been satisfied, or waived by Parent or Merger Subsidiary, Merger Subsidiary shall (and Parent shall cause Merger Subsidiary to) consummate the Offer in accordance with its terms and accept for payment each Share validly tendered and not properly withdrawn pursuant to the Offer and promptly following the acceptance of Shares for payment pursuant to the Offer pay the Offer Price (without interest) for each Share validly tendered and not properly withdrawn pursuant to the Offer.  The obligation of Merger Subsidiary (and of Parent to cause Merger Subsidiary) to accept for payment, and pay the Offer Price (without interest) for, each Share validly tendered and not properly withdrawn pursuant to the Offer shall be subject only to the satisfaction, or waiver by Parent or Merger Subsidiary, of each of the Offer Conditions.

(b)           Merger Subsidiary expressly reserves the right to waive any of the Offer Conditions and to make any other changes in the terms of or conditions to the Offer; provided that without the prior consent of the Company (which consent may be granted or withheld by the Company in its sole discretion) (A) the Minimum Condition may not be waived, (B) no change may be made that changes the form of consideration to be paid, decreases the price per Share or the number of Shares sought in the Offer, amends or adds to the Offer Conditions or amends any other term of the Offer in any manner adverse to the stockholders of the Company, (C) the expiration date shall not be extended except as otherwise provided herein, and (D) Merger Subsidiary shall not terminate the Offer prior to any scheduled expiration date except in the event that this Agreement is terminated pursuant to Section 11.01.  Notwithstanding the foregoing, (x) Merger Subsidiary shall (or at the request of the Company, Parent shall cause Merger Subsidiary to) extend the Offer if at the scheduled or extended expiration date of the Offer any of the conditions to the Offer shall not be satisfied or waived, from time to time until such conditions are satisfied (other than conditions which by their nature are to be satisfied on the Acceptance Date) or waived; and (y) Merger Subsidiary shall extend the Offer for any period required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”) or the Nasdaq Global Market applicable to the Offer; provided that in no event shall Merger Subsidiary be required to extend the Offer beyond the End Date unless Parent or Merger Subsidiary is not then permitted to terminate this Agreement pursuant to Section 11.01(b)(i), in which case Merger Subsidiary shall be required to extend the Offer beyond the End Date.  Following expiration of the Offer, Merger Subsidiary shall, if requested by the Company, or may, in its sole discretion, provide a subsequent offering period (“Subsequent Offering Period”) in accordance with Rule 14d-11 of the 1934 Act.  Subject to the foregoing, including the requirements of Rule 14d-11, and upon the terms and subject to the conditions of the Offer, Merger Subsidiary shall, and Parent shall cause it to, accept for payment and pay for, as promptly as practicable after the expiration of the Offer, all Shares (1) validly tendered and not withdrawn pursuant to the Offer and (2) validly tendered in the Subsequent Offering Period (the date on which Shares are first accepted for payment, the “Acceptance Date”).

(c)           As promptly as practicable after the date hereof, but in no event later than three Business Days following the public announcement of the execution of this Agreement, Merger Subsidiary shall, and shall cause its Affiliates to, (i) file with the SEC an amendment to the Schedule TO, which shall include a revised offer to purchase and form of letter of transmittal reflecting the terms and conditions set forth in this Agreement (collectively, together with any amendments or supplements thereto, the “Offer Documents”), and (ii) to the extent required by applicable U.S. federal securities laws, cause the Offer Documents to be disseminated to holders of Shares.  Each of Parent, Merger Subsidiary and the Company agrees that they shall cause the Schedule TO and the other Offer Documents filed by any of them with the SEC to comply in all material respects with the 1934 Act and the rules and regulations thereunder and other applicable Law and that the Offer Documents, when filed with the SEC and on the date first published, sent or given to the stockholders of the Company, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (except that Parent and Merger subsidiary shall have no obligation with respect to any information in the Offer Documents supplied by the Company or its Representatives in writing).  Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it or any of its Affiliates for use in the Schedule TO and the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect.  Merger Subsidiary shall, and shall cause its Affiliates to, use their respective reasonable best efforts to cause the Schedule TO as so corrected to be filed with the SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws.  The Company and its counsel shall be given a reasonable opportunity to review and comment (A) on the Schedule TO and the Offer Documents each time before any such document is filed with the SEC after the date hereof and (B) on any correspondence with the SEC (including comment response letters) concerning the Offer or the Offer Documents, and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  Parent and Merger Subsidiary shall provide the Company and its counsel with any written or oral comments Parent, Merger Subsidiary or their respective Affiliates or counsel may receive from the SEC with respect to the Offer Documents promptly, but in no event later than twenty-four hours, after the receipt of such comments, and, subject to the provisions hereof, promptly respond to such comments.

Section 1.02.   Company Action.  (a)  The Company hereby consents to the Offer and represents that its board of directors (the “Board of Directors”), at a meeting duly called and held has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and declared this Agreement advisable, in accordance with the requirements of the Delaware General Corporation Law (“Delaware Law”) and (iii) resolved (subject to Section 7.04(b)) to recommend acceptance of the Offer and adoption of this Agreement by the stockholders of the Company.

(b)           The Company has been advised that,  as of the date hereof, all of its directors and executive officers who own Shares intend to tender their Shares pursuant to the Offer.  The Company shall promptly furnish Parent with a list of its stockholders, mailing labels and any available listing or computer file containing the names and addresses of all record holders of Shares and lists of securities positions of Shares held in stock depositories, in each case true and correct as of the most recent practicable date, and shall provide to Parent such additional information (including updated lists of stockholders, mailing labels and lists of securities positions) as Parent may reasonably request in connection with the Offer.  Parent and Merger Subsidiary and their Representatives shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver, and shall use their reasonable efforts to cause their agents to deliver, to the Company (or destroy) all copies and any extracts or summaries from such information then in their possession or control.

(c)           As promptly as practicable after the amendment to the Schedule TO is filed with the SEC pursuant to the first sentence of Section 1.01(b), but in no event later than five Business Days following the public announcement of the execution of this Agreement, the Company shall file with the SEC and, to the extent required by applicable U.S. securities laws, disseminate to holders of Shares an amendment to the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company on September 28, 2010 (together with any amendments or supplements thereto, the “Schedule 14D-9”) that, subject to Section 7.04(b), shall reflect the recommendations of the Board of Directors referred to above. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it or any of its Affiliates for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect.  The Company shall cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of Shares, in each case as and to the extent required by applicable U.S. federal securities laws.  Parent, Merger Subsidiary and their counsel shall be given a reasonable opportunity to review and comment (A) on the Schedule 14D-9 each time before it is filed with the SEC after the date hereof and (B) on any correspondence with the SEC (including comment response letters) concerning the Schedule 14D-9, and the Company shall give reasonable and good faith consideration to any comments made by Parent, Merger Subsidiary and their counsel.  The Company shall provide Parent and Merger Subsidiary and their counsel with any written or oral comments the Company or its counsel may receive from the SEC with respect to the Schedule 14D-9 promptly, but in no event later than twenty-four hours, after the receipt of such comments.

Section 1.03.   Directors.  (a)  Effective upon the acceptance for payment of any Shares pursuant to the Offer, Parent shall be entitled to designate the number of directors, rounded up to the next whole number, on the Board of Directors that equals the product of (i) the total number of directors on the Board of Directors (giving effect to the election of any additional directors pursuant to this Section 1.03) and (ii) the percentage that the number of Shares beneficially owned by Parent and its Affiliates (including Shares accepted for payment) bears to the total number of Shares outstanding, and the Company shall use its reasonable best efforts to take all action necessary to cause Parent’s designees to be elected or appointed to the Board of Directors, including increasing the number of directors and seeking and accepting resignations of incumbent directors. At such time, the Company shall, upon Parent’s request, also use its reasonable best efforts to cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on (A) each committee of the Board of Directors and (B) each board of directors of each Subsidiary of the Company (and each committee thereof) that, in each case, represents the same percentage as such individuals represent on the Board of Directors.  Notwithstanding the foregoing and subject to Section 1.03(b) below, following the election or appointment of Parent’s designees pursuant to this Section 1.03(a) and until the Effective Time, the Board of Directors shall at all times include, and the Company, Parent and Merger Subsidiary shall cause the Board of Directors to at all times include, at least two Continuing Directors and each committee of the Board of Directors and the board of directors of each Subsidiary of the Company shall at all times include, and the Company, Parent and Merger Subsidiary shall cause each committee of the Board of Directors and the board of directors of each Subsidiary of the Company to at all times include, at least one Continuing Director. A “Continuing Director” shall mean a person who is a member of the Board of Directors as of the date hereof or a person selected by the Continuing Directors then in office.  If the number of Continuing Directors is reduced to below two prior to the Effective Time, any remaining Continuing Directors (or Continuing Director, if there shall be only one remaining) shall be entitled to designate a person to fill such vacancy who is not an officer, director, stockholder or designee of Parent or any of its Affiliates and who shall be deemed to be a Continuing Director for all purposes of this Agreement, or, if no Continuing Directors then remain, the other directors shall designate two persons to fill such vacancies who are not officers, directors, stockholders or designees of Parent or any of its Affiliates, and such persons shall be deemed to be Continuing Directors for all purposes of this Agreement.

(b)           Notwithstanding the foregoing, the Company’s obligations to appoint Parent’s designees to the Board of Directors, each board of directors of each Subsidiary of the Company and each committee of the foregoing shall be subject to compliance with the Company’s certificate of incorporation and bylaws and applicable Law, including Section 14(f) of the 1934 Act and Rule 14f-1 promulgated thereunder.  Subject to the foregoing, the Company shall promptly take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.03, including mailing to stockholders of the Company the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent’s designees to be elected or designated to the Board of Directors (provided that Parent or Merger Subsidiary shall have provided to the Company on a timely basis all information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1). Parent shall supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and Affiliates required by Section 14(f) and Rule 14f-1.

(c)           Following the election or appointment of Parent’s designees pursuant to Section 1.03(a) and until the Effective Time, the approval of a majority of the Continuing Directors shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required) (i) any amendment or termination of this Agreement by the Company, (ii) any agreement between the Company and any of its Subsidiaries, on the one hand, and Parent, Merger Subsidiary or any of their respective Affiliates (other than the Company and its Subsidiaries), on the other hand, (iii) the taking of any action by the Company or any of its Subsidiaries that would prevent or would materially delay the consummation of the Merger, (iv) any extension of time for performance of any obligation or action hereunder by Parent or Merger Subsidiary or (v) any waiver of any of the Company’s rights or remedies under this Agreement.

Section 1.04.   Top-Up Option.  (a)  Subject to Sections 1.04(b) and 1.04(c), the Company grants to Merger Subsidiary an option, for so long as this Agreement has not been terminated pursuant to the provisions hereof (the “Top-Up Option”), to purchase from the Company, up to the number of authorized and unissued Shares, the number of Shares that, when added to the number of Shares owned by Merger Subsidiary at the time of exercise of the Top-Up Option, constitutes one Share more than 90% of the Shares that would be outstanding immediately after the issuance of all Shares to be issued upon exercise of the Top-Up Option, calculated on a fully-diluted basis (the Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”).

(b)           The Top-Up Option may be exercised by Merger Subsidiary in accordance with Section 1.04(c), in whole or in part, only once, at any time during the 10 Business Day period following the Acceptance Date, or if any Subsequent Offering Period is provided, during the 10 Business Day period following the expiration date of such Subsequent Offering Period, and only if Merger Subsidiary shall own as of such time less than 90% of the outstanding Shares; provided that notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable (i) to the extent the number of Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Shares, (ii) unless immediately following the exercise of the Top-Up Option, the number of shares of the Company Common Stock owned in the aggregate by Parent and Merger Subsidiary constitutes at least one share more than 90% of the number of shares of Company Common Stock that would be outstanding immediately after the issuance of all shares of Company Common Stock subject to such exercise of the Top-Up Option, or (iii) unless the Minimum Condition shall have been satisfied.  The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Subsidiary pursuant to the Top-Up Option shall be determined by multiplying the number of such Shares by an amount equal to the price paid for each Share in the Offer, without interest.  Such purchase price shall be payable by Merger Subsidiary (A) in cash, (B) by executing and delivering to the Company a promissory note having a principal amount equal to the purchase price, or (C) any combination of the foregoing.  Any such promissory note shall bear interest at the rate of 6% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty; provided, however, that upon any Event of Default, all principal and accrued interest thereunder shall immediately become due and payable.

(c)           In the event Merger Subsidiary wishes to exercise the Top-Up Option, Merger Subsidiary shall deliver to the Company a notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Subsidiary intends to purchase pursuant to the Top-Up Option and (ii) the place and time at which the closing of the purchase of such Top-Up Shares by Merger Subsidiary is to take place.  The Top-Up Notice shall also include an undertaking signed by Parent and Merger Subsidiary that, as promptly as practicable following such exercise of the Top-Up Option, Merger Subsidiary intends to (and Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, as promptly as practicable after such exercise) consummate the Merger in accordance with Section 253 of Delaware Law as contemplated by Section 9.05.  At the closing of the purchase of the Top-Up Shares, Parent and Merger Subsidiary shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Subsidiary a certificate representing the Top-Up Shares or, at Parent’s or Merger Subsidiary’s request or otherwise if the Company does not then have certificated shares of Company Common Stock, the applicable number of non-certificated shares of Company Common Stock represented by book-entry.  The parties hereto agree to use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company pursuant to Section 12.01, and if not so consummated on such day, as promptly thereafter as possible.  The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of Delaware Law as contemplated by Section 9.05 as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares.

(d)           Parent and Merger Subsidiary understand that the Top-Up Shares will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Each of Parent and Merger Subsidiary represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares will be, acquired by Merger Subsidiary for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the 1933 Act.  Any certificates evidencing Top-Up Shares may include any legends required by applicable securities laws.

ARTICLE 2
THE MERGER

Section 2.01.   The Merger.  (a)  At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).  Notwithstanding the foregoing, Merger Subsidiary may substitute a wholly-owned subsidiary of Merger Subsidiary as the constituent entity in the Merger.

(b)           As soon as practicable (and in no event later than the third Business Day) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article 10, the Company and Merger Subsidiary shall file a certificate of merger (or, if the Merger is consummated pursuant to Section 253 of Delaware Law, a certificate of ownership and merger) with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law and this Agreement in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger (or, if the Merger is to be consummated pursuant to Section 253 of Delaware Law, the certificate of ownership and merger) is duly filed with the Delaware Secretary of State or at such later time as is permitted by applicable Law and specified in the certificate of merger.

(c)           At the Effective Time, the separate existence of Merger Subsidiary shall cease, and from and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, debts, duties, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.   Conversion of Shares.  (a)  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of securities of Parent, Merger Subsidiary or the Company:

(b)           except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Share outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash equal to the price paid for each Share in the Offer, without interest (the “Merger Consideration”);

(c)           each Share held by the Company as treasury stock or by Parent or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(d)           each Share held by a Subsidiary of the Company immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of the outstanding capital stock of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(e)           each membership unit of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of Shares pursuant to Section 2.02(c)).

Section 2.03.   Surrender and Payment.  (a)  Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing Shares (the “Certificates”) or (ii) uncertificated Shares (the “Uncertificated Shares”).  Merger Subsidiary or one of its Affiliates shall deposit with the Exchange Agent, as needed from time to time, the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares.  Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of Shares at the Effective Time a letter of transmittal and instructions for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent).

(b)           Each holder of Shares that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Share represented by a Certificate or for each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration.

(c)           If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no further registration of transfers of Shares.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)           Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Shares six months after the Effective Time shall be returned to the Surviving Corporation or one of its Affiliates upon demand, and any such holder who has not exchanged such Shares for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such Shares without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor any of its Affiliates shall be liable to any holder of Shares for any amount paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f)           Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation or one of its Affiliates, upon demand.

Section 2.04.   Dissenting Shares.  Notwithstanding Section 2.02, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such Shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless and until such holder fails to perfect, withdraws (in accordance with Delaware Law) or otherwise loses the right to appraisal.  If, after the Effective Time, such holder fails to perfect, withdraws (in accordance with Delaware Law) or loses the right to appraisal, such Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.  The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands.  If any appraisal is made of Dissenting Shares and the Top-Up Option was exercised prior to the Effective Time, then for purposes of the appraisal, the cash received and/or value of the promissory note received by the Company in payment of the exercise price of the Top-Up Option shall be treated as if it were not paid to or received by the Company and the shares of Common Stock issued upon the exercise of the Top-Up Option shall be treated as if they were not issued or outstanding.

Section 2.05.   Stock Options.  At the Effective Time, each then-outstanding option to purchase Shares granted under any stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not vested or exercisable, shall vest and be canceled, and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such Company Stock Option at or promptly after the Effective Time an amount in cash equal to the product of (a) the excess, if any, of the Merger Consideration over the applicable exercise price per Share of such Company Stock Option and (b) the number of Shares such holder could have purchased (assuming full vesting of such Company Stock Option) had such holder exercised such Company Stock Option in full immediately prior to the Effective Time.

Section 2.06.   Company Restricted Stock Units.  At the Effective Time, each then-outstanding Company Restricted Stock Unit granted under any equity or compensation plan or arrangement of the Company (a “Company Restricted Share”) shall vest (and all restrictions thereon shall immediately lapse) and shall be converted into the right to receive the Merger Consideration in accordance with Section 2.02(a); provided, however, that to the extent the holder of a Company Restricted Stock Unit is a “specified employee” as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences to such holder under Section 409A, the timing of the payments shall be delayed, if necessary, until the earlier to occur of: (i) the date that is six months and one day after the holder’s separation from service, or (ii) the date of the holder’s death.

Section 2.07.   Compensation Arrangements.  Prior to the Acceptance Date, to the extent necessary, the Company (acting through the Compensation Committee of the Board of Directors) will take all steps that may be necessary or reasonably advisable to cause any employee agreement, plan or arrangement pursuant to which consideration is payable to any officer, director or employee to be approved by the Compensation Committee of the Board of Directors (comprised solely of “independent directors” determined in accordance with the requirements of Rule 14d-10(d)(2) under the 1934 Act and the instructions thereto) as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) and to satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d).

Section 2.08.   Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding Shares shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Shares, or stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of Company Stock Options or the issuance of shares pursuant to the Company 401(k)), the cash payable pursuant to the Offer, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.09.   Withholding Rights.  Notwithstanding anything else contained herein to the contrary, each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to Article 1 and Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of Tax law.  If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.10.   Lost Certificates.  If any Certificate shall have been mutilated, lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be mutilated, lost, stolen or destroyed, the completion of the letter of transmittal by such Person and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such mutilated, lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares represented by such Certificate as contemplated by this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01.   Certificate of Incorporation.  The certificate of incorporation of the Company in effect at the Effective Time shall, subject to the provisions of Section 8.03 hereof, be the certificate of incorporation of the Surviving Corporation until amended in accordance with Delaware Law.

Section 3.02.   Bylaws.  The bylaws of Merger Subsidiary in effect at the Effective Time shall, subject to the provisions of Section 8.03 hereof, be the bylaws of the Surviving Corporation until amended in accordance with Delaware Law.

Section 3.03.   Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Delaware Law, (a) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) any publicly available document filed by the Company with the SEC prior to the date hereof (the “Filed SEC Documents”) or (b) the disclosure schedule delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent that:

Section 4.01.   Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers required to carry on its business in substantially the same manner as now conducted.

Section 4.02.   Corporate Authorization.  (a)  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for any required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding Shares (if required by Delaware Law) is the only vote of the holders of any of the Company’s capital stock required in connection with the consummation of the Merger (the “Company Stockholder Approval”).  This Agreement constitutes a valid and binding agreement of the Company.

(b)           At a meeting duly called and held, the Board of Directors has (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and declared this Agreement advisable, in accordance with the requirements of Delaware Law and (iii) resolved (subject to Section 7.04(b)) to recommend acceptance of the Offer and adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”).

Section 4.03.   Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger (or certificate of ownership and merger) with respect to the Merger with the Delaware Secretary of State, (b) compliance with any applicable Antitrust Laws, (c) compliance with any applicable requirements of the 1934 Act and any other applicable U.S. state or federal securities laws, (d) compliance with any applicable rules and regulations of the Nasdaq Global Market and (e) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04.   Non-contravention.  Except as set forth in Section 4.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with, or result in a violation or breach of any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction, (c) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Contract or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except, in the case of clauses (b) through (d), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05.   Capitalization.  (a)  The authorized capital stock of the Company consists of 90,000,000 Shares and 15,000,000 shares of preferred stock.  As of December 14, 2010 there were outstanding 38,688,190 Shares (of which an aggregate of 100,000 represent shares issuable upon the vesting of Company Restricted Stock Units), no shares of preferred stock, Company Stock Options to purchase an aggregate of 6,332,614 Shares (of which options to purchase an aggregate of 5,464,893 Shares were exercisable) and no Company Performance Units.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued upon exercise of Company Stock Options will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid and nonassessable and free of preemptive rights.  Section 4.05 of the Company Disclosure Schedule contains a list of (i) each outstanding Company Stock Option, including the holder, date of grant, exercise price, number of Shares subject thereto and the number of such Shares that have vested and (ii) all outstanding Company Restricted Shares, including with respect to each such share or unit, the holder, date of grant and number vested, and such list is complete and accurate in all material respects.

(b)           Except for the Company’s obligations under the Rights Agreement and the Company Rights issued pursuant thereto, except as set forth in this Section 4.05 and for changes since December 14, 2010 resulting from the exercise of Company Stock Options outstanding on such date, the issuance of shares pursuant to Company Restricted Stock Units and the issuance of shares pursuant to the Company 401(k) Plan, there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in the Company or (ii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(c)           None of (i) the Shares or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06.   Subsidiaries.  (a)  Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers required to carry on its business in substantially the same manner as now conducted.  All Subsidiaries of the Company and their respective jurisdictions of incorporation are identified in the Company’s annual report on Form 10-K for the year ended December 31, 2009.  Except for Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns more than 5% of the outstanding equity interests in any Person.

(b)           All of the outstanding capital stock of or other voting securities or ownership interests in each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  Except as set forth in the preceding sentence, there are no outstanding (i) shares of capital stock of or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock of or other voting securities or ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock of or other voting securities or ownership interests in, any Subsidiary of the Company (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

Section 4.07.   Absence of Certain Changes.  (a)  Except as set forth in Section 4.07 of the Company Disclosure Schedule, since September 30, 2010, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been (a) any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; (b) any amendment to the certificate of incorporation or bylaws of the Company; (c) any split, combination or reclassification of any shares of the Company’s capital stock or declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company’s capital stock, or redemption, repurchase or other acquisition or offer to redeem, repurchase or otherwise acquire any Company Securities; (d) any sale, assignment, license, or other transfer of any Company Registered Intellectual Property (or any rights therein) or acquisition of any material Company Registered Intellectual Property other than in the ordinary course of business consistent with past practices; (e) except as required by the terms of an applicable plan or agreement then in effect or as required or deemed advisable pursuant to applicable Law and except as would not result in an expense greater than $25,000 in the aggregate, (i) any increase in compensation, bonuses or other benefits payable to any director or executive officer or, except in the ordinary course of business consistent with past practices, other employee of the Company or any of its Subsidiaries or (ii) any entering into, adoption or amendment in any material respect of any employment, change of control, severance, compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, retirement benefits or other benefit agreement, plan, arrangement or policy applicable to any director or executive officer or, except in the ordinary course of business consistent with past practices, any other employee of the Company or any of its Subsidiaries; or (e) any resolution, commitment or agreement to take any of the actions described in clauses (b) through (d) of this Section 4.07.

Section 4.08.     SEC Filings. The Company has filed all registration statements, forms, reports, certifications and other documents required to be filed by the Company with the SEC since January 1, 2010. All such registration statements, forms, reports, certifications and other documents (including those that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Documents.” All of the Company SEC Documents are publicly available on the SEC’s EDGAR system.  The Company SEC Documents (i) were or will be filed on a timely basis, (ii) at the time filed, were or will be prepared in compliance as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and (iii) did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Documents or necessary in order to make the statements in such Company SEC Documents, in the light of the circumstances under which they were made, not misleading.

Section 4.09.   Finders’ Fees.  Except for Jefferies & Company, Inc. and Perella Weinberg Partners there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.  The aggregate amount of all such fees or commissions does not exceed the amount set forth in Section 4.09 of the Company Disclosure Schedule.

Section 4.10.   Opinion of Financial Advisor.  The Board of Directors has received an opinion of Jefferies & Company, Inc. as financial advisor to the Company to the effect that, as of the date of such opinion, the consideration to be paid in the Offer and the Merger is fair, from a financial point of view, to the holders of the Shares (other than Parent, Merger Subsidiary and their respective Affiliates).

Section 4.11.   Anti-takeover Statutes and Rights Agreement.  (a)  Assuming that neither Parent nor any of its Affiliates is an “interested stockholder” (as defined in Section 203 of Delaware Law) as of immediately prior to the execution and delivery of this Agreement, the Company has taken all action necessary to exempt the Offer, the Merger, this Agreement and the transactions contemplated hereby from the restrictions on business combinations of Section 203 of Delaware Law. Except for Section 203 of Delaware Law, no other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

(b)           The Company has approved and will take as soon as reasonably practicable all action necessary to render the rights (the “Company Rights”) issued pursuant to the Rights Agreement dated as of September 27, 2010, between the Company and American Stock Transfer & Trust Company, LLC (the “Rights Agreement”) inapplicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby.

Section 4.12.   Available Cash Balance.  As of October 31, 2010, the Company had cash, cash equivalents and short-term investments in its bank and brokerage accounts totaling not less than $95,000,000, gross of accounts payable and other payment obligations of the Company.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Ramius represents and warrants to the Company that:

Section 5.01.   Existence and Power; Shares.  Each of Ramius and Merger Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such jurisdiction recognizes the concept of good standing) and has all limited liability powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business in substantially the same manner as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Ramius Material Adverse Effect.  Ramius, together with its Affiliates, beneficially own 3,815,000 shares of Company Common Stock.  Prior to the termination of this Agreement in accordance with its terms, Ramius shall not, and shall ensure that none of its Affiliates shall not, transfer, sell, assign or otherwise dispose of any of their shares of Company Common Stock, other than to Purchaser or a wholly-owned subsidiary of Purchaser.

Section 5.02.   Authorization.  The execution, delivery and performance by Ramius and Merger Subsidiary of this Agreement and the consummation by Ramius and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company powers of Parent and Merger Subsidiary and have been duly authorized by all necessary limited liability company action.  This Agreement constitutes a valid and binding agreement of each of Ramius and Merger Subsidiary.

Section 5.03.   Governmental Authorization.  The execution, delivery and performance by Ramius and Merger Subsidiary of this Agreement and the consummation by Ramius and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger (or certificate of ownership and merger) with respect to the Merger with the Delaware Secretary of State, (b) compliance with any applicable Antitrust Laws, (c) compliance with any applicable requirements of the 1934 Act or any other U.S. state or federal securities laws and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Ramius Material Adverse Effect.

Section 5.04.   Non-contravention.  The execution, delivery and performance by Ramius and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation or limited liability company agreement of Merger Subsidiary, (b) contravene, conflict with, result in any violation or breach of any provision of the certificate of formation or limited liability company agreement of Ramius, (c) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with, or result in any violation or breach of any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction, (d) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Ramius or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Ramius or Merger Subsidiary, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Ramius or Merger Subsidiary or (e) result in the creation or imposition of any Lien on any asset of Ramius or Merger Subsidiary except, in the case of clauses (b) through (e), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Ramius Material Adverse Effect.

Section 5.05.   Disclosure Documents  (a)  The information with respect to Ramius and any of its Affiliates that Ramius furnishes to the Company in writing specifically for inclusion or incorporation by reference in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the proxy or information statement of the Company (the “Company Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, as supplemented or amended, if applicable, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b)           The Schedule TO, when amended and filed, and the Offer Documents, when distributed or disseminated in accordance with this Agreement, did comply and will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, did not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions in the Schedule TO and the Offer Documents based upon information furnished to Ramius or Merger Subsidiary in writing by the Company specifically for inclusion or incorporation by reference therein.

Section 5.06.   Finders’ Fees.  There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Ramius who is entitled to any fee or commission from Ramius or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.07.   Financing.  Merger Subsidiary has sufficient cash, available lines of credit or other sources of immediately available funds (or such funds will be made available to Merger Subsidiary by Parent or an Affiliate of Parent at each of the Acceptance Date and Effective Time) to enable it to purchase all of the Shares outstanding on a fully-diluted basis and to pay all related fees and expenses pursuant to the Offer and the Merger.

Section 5.08.   Operations of Merger Subsidiary.  Merger Subsidiary is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Offer, the Merger and the transactions contemplated by this Agreement, and Merger Subsidiary has engaged in no business activity, has conducted no operations and has incurred no liability, other than in connection with the Offer, the Merger and the transactions contemplated by this Agreement.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF ROYALTY PHARMA

RPUS, RPUS 2008 and RP Corp (collectively “Royalty Pharma”) represent and warrant to the Company that:

Section 6.01.   Existence and Power.  Each of Royalty Pharma and Merger Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (to the extent such jurisdiction recognizes the concept of good standing) and has all limited partnership and corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business in substantially the same manner as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Royalty Pharma Material Adverse Effect.

Section 6.02.   Authorization.  The execution, delivery and performance by Royalty Pharma and Merger Subsidiary of this Agreement and the consummation by Royalty Pharma and Merger Subsidiary of the transactions contemplated hereby are within the limited partnership or corporate powers of Royalty Pharma and Merger Subsidiary and have been duly authorized by all necessary limited partnership or corporate action.  This Agreement constitutes a valid and binding agreement of each of Royalty Pharma and Merger Subsidiary.

Section 6.03.   Governmental Authorization.  The execution, delivery and performance by Royalty Pharma and Merger Subsidiary of this Agreement and the consummation by Royalty Pharma and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (a) the filing of a certificate of merger (or certificate of ownership and merger) with respect to the Merger with the Delaware Secretary of State, (b) compliance with any applicable Antitrust Laws, (c) compliance with any applicable requirements of the 1934 Act or any other U.S. state or federal securities laws and (d) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Royalty Pharma Material Adverse Effect.

Section 6.04.   Non-contravention.  The execution, delivery and performance by Royalty Pharma and Merger Subsidiary of this Agreement and the consummation by Royalty Pharma and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the certificate of formation, bylaws or other organizational documents of Merger Subsidiary, (b) contravene, conflict with, or result in any violation or breach of any provision of the partnership agreement, certificate of incorporation, bylaws or other organizational documents of Royalty Pharma, (c) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with, or result in any violation or breach of any provision of applicable Law or any judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction, (d) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Royalty Pharma or Merger Subsidiary is entitled under any provision of any agreement or other instrument binding upon Royalty Pharma or Merger Subsidiary, or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Royalty Pharma or Merger Subsidiary or (e) result in the creation or imposition of any Lien on any asset of Royalty Pharma or Merger Subsidiary except, in the case of clauses (b) through (e), for such matters as would not reasonably be expected to have, individually or in the aggregate, a Royalty Pharma Material Adverse Effect.

Section 6.05.   Disclosure Documents.  (a)  The information with respect to Royalty Pharma and any of its Affiliates that Royalty Pharma furnishes to the Company in writing specifically for inclusion or incorporation by reference in any Company Disclosure Document will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading (i) in the case of the Company Proxy Statement, at the time such Company Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement, and (ii) in the case of any Company Disclosure Document other than the Company Proxy Statement, at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof.

(b)           The Schedule TO, when amended and filed in accordance with this Agreement, and the Offer Documents, when distributed or disseminated in accordance with this Agreement, will comply as to form in all material respects with the applicable requirements of the 1934 Act and, at the time of such filing, at the time of such distribution or dissemination and at the time of consummation of the Offer, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that this representation and warranty will not apply to statements or omissions in the Schedule TO and the Offer Documents based upon information furnished to Royalty Pharma or Merger Subsidiary in writing by the Company specifically for inclusion or incorporation by reference therein.

Section 6.06.   Finders’ Fees.  Except for Groton Partners, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Royalty Pharma who is entitled to any fee or commission from Royalty Pharma or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 6.07.   Financing.  Merger Subsidiary has sufficient cash, available lines of credit or other sources of immediately available funds (or such funds will be made available to Merger Subsidiary by Parent or an Affiliate of Parent at each of the Acceptance Date and Effective Time) to enable it to purchase all of the Shares outstanding on a fully-diluted basis and to pay all related fees and expenses pursuant to the Offer and the Merger.

Section 6.08.   Operations of Merger Subsidiary.  Merger Subsidiary is a wholly owned Subsidiary of Parent that was formed solely for the purpose of engaging in the Offer, the Merger and the transactions contemplated by this Agreement, and Merger Subsidiary has engaged in no business activity, has conducted no operations and has incurred no liability, other than in connection with the Offer, the Merger and the transactions contemplated by this Agreement.

ARTICLE 7
COVENANTS OF THE COMPANY

The Company agrees that:

Section 7.01.   Conduct of the Company.  (a)  From the date hereof until the earlier of the Acceptance Date or termination of this Agreement in accordance with its terms, except as (i) required by applicable Laws, (ii) contemplated by this Agreement, or (iii) set forth in Section 7.01 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, use their respective reasonable best efforts to conduct their businesses in all material respects ordinary course consistent with past practices and use their respective reasonable best efforts to (A) preserve intact their present business organizations, (B) keep available the services of their officers, employees and consultants, and (C) maintain relationships with their customers, suppliers, licensors, collaborators, and others having significant business relationships with them. Without limiting the generality of the foregoing, except as (x) required by applicable Law, (y) contemplated by this Agreement, or (z) set forth in Section 7.01 of the Company Disclosure Schedule, without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(b)           amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(c)           split, combine or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock except for dividends payable by any wholly-owned Subsidiaries of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(d)           (i) issue, sell or otherwise deliver, or authorize the issuance, sale or other delivery of, any Company Securities or Company Subsidiary Securities, other than (A) the issuance of Shares upon the exercise of Company Stock Options that were outstanding on December 14, 2010 in accordance with the terms of those options on such date, (B) the issuance of Shares pursuant to the Company 401(k) Plan in accordance with the terms thereof, (C) the issuance of Shares upon the vesting of Company Restricted Stock Units and (D) the issuance by any direct or indirect wholly-owned Subsidiary of the Company of Company Subsidiary Securities to the Company or to another direct or indirect wholly owned Subsidiary of the Company, or (ii) amend any term of any Company Security or any Company Subsidiary Security (whether by merger, consolidation or otherwise);

(e)           incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those contemplated by the capital expenditure budget attached to Section 7.01 of the Company Disclosure Schedule and (ii) any unbudgeted capital expenditures in an amount not to exceed $50,000 individually or $100,000 in the aggregate incurred in the ordinary course of business consistent with past practices;

(f)           make any loans, advances or capital contributions to, or investments in, any other Person except for loans, advances and capital contributions in the ordinary course of business consistent with past practices;

(g)           acquire any material assets or property other than capital expenditures permitted pursuant to Section 7.01(d) and purchases of inventory and supplies in the ordinary course of business consistent with past practices;

(h)           except as permitted pursuant to Section 7.01(h), sell, lease, license or otherwise transfer any material assets or property other than sales of products of the Company and its Subsidiaries or third parties for whom the Company and its Subsidiaries act as resellers in the ordinary course of business consistent with past practices;

(i)           sell, assign, license or otherwise transfer any Necessary Intellectual Property or Company Intellectual Property (or any rights therein) or acquire any material Intellectual Property other than in the ordinary course of business consistent with past practices;

(j)           incur, guaranty or otherwise become liable for any indebtedness for borrowed money other than in the ordinary course of business consistent with past practices, other than indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such wholly owned Subsidiaries;

(k)           except as permitted pursuant to Sections 7.01(g) or 7.01(h), create or incur any material Lien on any material assets or property;

(l)           enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries or any successor thereto or that could, after the consummation of the Offer or the Merger, limit or otherwise restrict in any material respect Parent, the Company or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business, in any location or with any Person;

(m)           amend, modify or waive in any material respect or terminate any contract to which the Company or any of its Subsidiaries is a party or bound that constitutes a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all such contracts, the “Material Contracts”) or enter into any agreement that would constitute a Material Contract if entered into as of the date hereof except in the ordinary course of business consistent with past practices;

(n)           except as required by the terms of an applicable plan or agreement in effect on the date hereof or as required or deemed advisable pursuant to applicable Law, (i) increase compensation, bonuses or other benefits payable to any director or executive officer or, except in the ordinary course of business consistent with past practices, any other employee of the Company or any of its Subsidiaries or (ii) enter into, adopt or amend in any material respect any employment, change of control, severance, compensation, bonus, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, retirement benefits or other benefit agreement, plan, arrangement or policy applicable to any director or executive officer or, except in the ordinary course of business consistent with past practices, any other employee of the Company or any of its Subsidiaries;

(o)           (i) settle, or propose to settle, any litigation, investigation, arbitration, proceeding or claim that is material to the Company and its Subsidiaries taken as a whole or that relates to the transactions contemplated hereby, or (ii) waive, release or assign any material rights or claims;

(p)           materially change the Company’s methods of accounting, except as required by concurrent changes in United States generally accepted accounting principles (“GAAP”) or by applicable Law, as agreed to by its independent public accountants;

(q)           except as may be required by Law, make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, materially amend any Tax Returns or file claims for material Tax refunds, enter into any material closing agreement, settle any material Tax claim, audit or assessment, or surrender any right to claim a material Tax refund, offset or other reduction in Tax liability; or

(r)           resolve, commit or agree to do any of the foregoing.

Section 7.02.   Stockholder Meeting; Proxy Material.  If required by Delaware Law to consummate the Merger, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the Acceptance Date for the purpose of voting on the adoption of this Agreement; provided that the Company shall not be required to mail the Company Proxy Statement or any other proxy materials relating to the vote of the Company’s stockholders with respect to the adoption of this Agreement prior to the Acceptance Date. Subject to Section 7.04(b), the Company Board Recommendation shall be included in the Company Proxy Statement.  In connection with such meeting, the Company shall, following the Acceptance Date, (a) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Company Proxy Statement and all other proxy materials required by Law for such meeting, (b) use its reasonable best efforts to obtain the Company Stockholder Approval and (c) otherwise comply with all legal requirements applicable to such meeting.

Section 7.03.   Access to Information.  From the date hereof until the Effective Time, the Company shall (a) provide Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the properties, offices and books and records of the Company and its Subsidiaries and such financial and operating data and other information as such Persons may reasonably request and (b) instruct the employees, counsel, financial advisors, auditors and other authorized representatives of the Company and its Subsidiaries to cooperate with Parent in its investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section 7.03 shall comply with applicable Law and be conducted during business hours and in such manner so as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  No information or knowledge obtained by Parent in any investigation pursuant to this Section 7.03 shall affect or be deemed to modify any representation or warranty made by the Company hereunder.  Nothing in this Section 7.03 shall require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third Persons, (ii) to disclose any privileged information of the Company or any of its Subsidiaries provided the parties use their reasonable best efforts to enter into a joint interest agreement that would allow for the sharing of such information, or (iii) to permit invasive testing of any of the Company’s or its Subsidiaries’ real property. In no event shall the Company be required to supply pursuant to this Section 7.03 to Parent, or Parent’s representatives, any information relating to indications of interest from, or discussions with, any other potential acquirers of the Company, with respect to which Section  7.04 shall apply.  All requests for access to the offices or books and records of the Company or its Subsidiaries shall be made to such representatives of the Company as the Company shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder.  All information disclosed by the Company to Parent and its representatives pursuant hereto shall be kept confidential consistent with the confidentiality provisions set forth in the Confidentiality Agreement (the “Confidentiality Agreement”) dated October 8, 2010 between the Company, Ramius and Merger Subsidiary.

Section 7.04.   No Solicitation; Change of Recommendation.  (a)  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its officers, directors or employees to (and the Company and its Subsidiaries shall use their respective reasonable best efforts to cause their respective counsel, financial advisors, auditors and other agents and representatives not to) (such counsel, financial advisors, auditors and other agents and representatives, together with the officers, directors and employees of the Company and its Subsidiaries, collectively referred to herein as the “Company Representatives”), directly or indirectly:

(i)  solicit, initiate or knowingly take any action to encourage or facilitate the making of an Acquisition Proposal,

(ii)  participate in any discussions or negotiations with or furnish any information with respect to the Company or any of its Subsidiaries to any third party in connection with an Acquisition Proposal,

(iii)  take any action to render the Company Rights or Section 203 of Delaware Law inapplicable to any transaction included in the definition of Acquisition Proposal or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, or

(iv)  approve or enter into any agreement (including an agreement in principle, letter of intent, term sheet or other similar instrument) with respect to an Acquisition Proposal.

Notwithstanding the foregoing, if at any time prior to the Acceptance Date, the Company receives a bona fide written Acquisition Proposal that was not solicited on or after the date of this Agreement and the Company is in compliance with this Section 7.04, (1) the Company and Company Representatives may contact the third party or parties making such Acquisition Proposal solely for the purpose of clarifying the terms and conditions thereof and (2) if the Board of Directors determines in good faith (after considering the advice of its outside legal and financial advisors) that such Acquisition Proposal is or would be reasonably likely to lead to a Superior Proposal, the Company may:

(x) subject to entering into a confidentiality agreement with terms no less favorable in the aggregate in any material respect to the Company than those contained in the Confidentiality Agreement, furnish information (including non-public information) with respect to the Company or any of its Subsidiaries to the third party or parties that made such Acquisition Proposal and participate in discussions or negotiations with respect to such Acquisition Proposal; provided that (i) the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information with respect to the Company or any of its Subsidiaries by a third party or parties that has made an Acquisition Proposal or any indication of which the Company has knowledge that a third party is considering making an Acquisition Proposal (such notice to identify the third party and contain the material terms and conditions of any such proposal, request or indication); (ii) the Company shall notify Parent in writing prior to taking any actions pursuant to this Section 7.04(a)(x) and keep Parent reasonably informed, on a prompt basis, of the status of, and any material changes in any such proposal, request or indication; and (iii) the Company shall promptly provide to Parent any material information furnished to the third party that has not previously been provided to Parent; and

(y) approve and enter into a definitive agreement with respect to a Superior Proposal and take any actions listed in Section 7.04(a)(iii) or 7.04(a)(iv), as applicable; provided that (i) the Company shall have complied in all material respects with the provisions of this Section 7.04; (ii) the Company shall have notified Parent in writing that the Board of Directors has determined that the Acquisition Proposal is or would reasonably be expected to lead to a Superior Proposal and intends, subject to clause (iii) below, to enter into such a definitive agreement with respect to the Superior Proposal and to terminate this Agreement and attaching the most current version of such agreement (including identifying the third party that has made such proposal); (iii) Parent does not make, within three Business Days after receipt of such written notice, an offer that the Board of Directors shall have concluded in good faith (after considering the advice of its outside legal and financial advisors) causes such Acquisition Proposal to cease to be a Superior Proposal (it being understood that the Company shall not enter into any agreement with respect to the Superior Proposal during such three Business Day period and, during such period, shall negotiate any counterproposal with Parent in good faith); and (iv) the Company shall, concurrently with entering into such definitive agreement, terminate this Agreement and pay the Termination Fee contemplated by Section 12.04(b).

(b)           The Board of Directors shall not fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation or publicly recommend or announce its intention to enter into an agreement (including an agreement in principle, letter of intent, term sheet or other similar instrument) with respect to any Acquisition Proposal or otherwise take any action or make any statement inconsistent with the Company Board Recommendation (collectively, an “Adverse Recommendation Change”).  Notwithstanding the foregoing, at any time prior to the Company Stockholder Approval, in response to a material development or change in circumstances occurring or arising after the date hereof that was neither known to the Company’s Board nor reasonably foreseeable as of or prior to the date hereof (and not relating to any Acquisition Proposal) (such material development or change in circumstances, an “Intervening Event”),  the Board of Directors may make an Adverse Recommendation Change if the Board of Directors determines in good faith (after considering the advice of its outside legal and financial advisors) that, as a result of such Intervening Event, the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

(c)           It is understood and agreed that any “stop, look and listen” communication pursuant to Rule 14d-9(f) under the 1934 Act or other factually accurate public statement by the Company that, in each case, merely describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto and reaffirms the Company Board Recommendation shall not be deemed to be an Adverse Recommendation Change.  Nothing in this Section 7.04 or elsewhere in this Agreement shall prevent the Board of Directors from disclosing any information required to be disclosed under applicable Law or from complying with Rule 14d-9 or Rule 14e-2(a) promulgated under the 1934 Act with respect to an Acquisition Proposal (or any similar communication to holders of Shares in connection with the making or amendment of a tender offer or exchange offer).  In addition, nothing in this Section 7.04 or this Agreement shall prohibit the Company from taking any action that any court of competent jurisdiction orders the Company to take.

(d)           The Company and its Subsidiaries shall, and shall cause their officers, directors and employees (and the Company and its Subsidiaries shall use their respective reasonable best efforts to cause their respective counsel, financial advisors, auditors, consultants and other agents and representatives) to cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date hereof with respect to any Acquisition Proposal. The Company shall promptly request that each third party, if any, that has executed a confidentiality agreement in connection with a possible Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information).

(e)           For purposes of this Agreement:

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or Persons (other than Parent and its Affiliates) relating to any (i) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries) representing 20% or more of the Company’s consolidated assets or revenues, (ii) acquisition of 20% or more of the outstanding Shares, (iii) tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the outstanding Shares or (iv) merger, consolidation, share exchange, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the transactions contemplated by this Agreement.

“Superior Proposal” means any Acquisition Proposal (with all percentages in the definition of “Acquisition Proposal” changed to 50%) on terms that the Board of Directors determines in good faith (after considering the advice of its outside legal and financial advisors and taking into account all the terms and conditions of the Acquisition Proposal) is reasonably likely to be capable of consummation and is more favorable to the Company’s stockholders from a financial point of view than the Offer and the Merger (after giving effect to any subsequent offer made by Parent in response to such Superior Proposal).

Section 7.05.   Tax Cooperation. From the date hereof until the Effective Time, the Company shall reasonably cooperate and consult with Parent with respect to the determination of whether (i) to make certain Tax elections, including, but not limited to, the election to capitalize research and development costs pursuant to Section 59(e) of the Code, and (ii) to undertake certain transactions that may be required to establish the existence of a worthless stock deduction with respect to any Subsidiary pursuant to Treasury Regulation Section 1.1502-19. Such cooperation shall include the Company furnishing or causing to be furnished, upon request, in a timely manner, such information (including access to books and records) and assistance of its employees, officers and advisors as is reasonably necessary for reaching the determinations described in clauses (i) and (ii) in the immediately preceding sentence.

ARTICLE 8
COVENANTS OF PARENT

Parent agrees that:

Section 8.01.   Obligations of Merger Subsidiary.  Parent shall take all action necessary (a) to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 8.02.   Voting of Shares.  Parent shall vote (or cause to be voted) all Shares beneficially owned by it or any of its Affiliates in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 8.03.   Director and Officer Liability.  (a)  Parent shall cause the Surviving Corporation to do the following:

(i)  for six years after the Effective Time, indemnify and hold harmless the current and former officers, directors, employees and employee benefit plan fiduciaries of the Company or any of its Subsidiaries (each, an “Indemnified Person”) in respect of acts, omissions or events occurring at or prior to the Effective Time to the fullest extent (A) provided in the certificate of incorporation or bylaws of the Company or the organizational documents of any Subsidiary of the Company, as applicable, or (B) permitted by applicable Law, in each case as in effect on the date of this Agreement;

(ii)  for six years after the Effective Time, unless otherwise required by applicable Law, cause the Surviving Corporation’s and each of its Subsidiaries’ certificate of incorporation and bylaws or equivalent organizational documents (or any such documents of any successor to the business of the Surviving Corporation or any of its Subsidiaries) to contain provisions regarding limitations on personal liability of directors and indemnification of, and advancement of expenses to, Indemnified Persons in respect of acts, omissions or events occurring at or prior to the Effective Time that are no less advantageous to the intended beneficiaries than the corresponding provisions in the Company’s and its Subsidiaries’ certificate of incorporation and bylaws or equivalent organizational documents, in each case, as in effect on the date of this Agreement; provided that if any claim is asserted against any individual entitled to the protections of such provisions within such six-year period, such provisions shall not be modified until the final disposition of any such claims;

(iii)  honor all obligations of the Company to each Indemnified Person (including rights relating to advancement of expenses and indemnification rights to which such Indemnified Persons are entitled because they are serving as a director, officer, agent or employee of another Person at the request of the Company or any of its Subsidiaries) in respect of acts, omissions or events occurring at or prior to the Effective Time to the fullest extent provided in any indemnification agreements to which the Company or any Subsidiary of the Company is a party as of the date hereof that are listed on Section 8.03 of the Company Disclosure Schedule, in each case, as in effect on the date of this Agreement;

(iv)  either (A) continue to maintain in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, the “D&O Insurance”) in place as of the date hereof with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof or (B) purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the Company’s D&O Insurance policies in effect as of the date hereof; provided that if the aggregate cost for such insurance coverage exceeds 300% of the current annual premium paid by the Company (which current annual premium amount is set forth in Section 8.03(a)(iv) of the Company Disclosure Schedule), the Surviving Corporation shall be obligated to obtain D&O Insurance with the best available coverage with respect to matters occurring at or prior to the Effective Time for an aggregate cost of 300% of the current annual premium; and

(v)  if Parent or the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving entity, (B) ceases to continue to exist for any reason, or (C) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, ensure that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 8.03.

(b)           Any determination required to be made with respect to whether the conduct of an Indemnified Person who is or was an officer or director of the Company complies with the standards set forth under applicable Law, the certificate of incorporation or bylaws of the Surviving Corporation or any indemnification agreement to which the Company is a party as of the date hereof, as the case may be, shall be made by independent legal counsel jointly selected by such Indemnified Person and Parent.

(c)           Nothing in this Section 8.03 shall impair any rights of any Indemnified Person, and without limiting the generality of the foregoing, if any Indemnified Person who is or was an officer or director of the Company becomes involved in any actual or threatened action, suit, claim, proceeding or investigation covered by this Section 8.03 after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, promptly advance to such Indemnified Person such Indemnified Person’s legal or other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the providing by such Indemnified Person of an undertaking to reimburse all amounts so advanced in the event of a non-appealable determination of a court of competent jurisdiction that such Indemnified Person is not entitled thereto.

(d)           The rights of each Indemnified Person under this Section 8.03 are intended for the benefit of and shall be enforceable by such Indemnified Person and such Indemnified Person’s heirs, executors or similar representatives. The rights under this Section 8.03 shall survive consummation of the Merger and shall not be amended in a manner that is adverse to the Indemnified Persons without the consent of the Indemnified Persons affected thereby.

Section 8.04.   Employee Matters.  (a)  For a period of one year following the Effective Time, Parent shall provide to all employees of the Company or any of its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) with compensation and benefits that are in the aggregate substantially equivalent to compensation and benefits provided by the Company and its Subsidiaries as in effect immediately prior to the Acceptance Date.

(b)           Parent shall ensure that, as of the Effective Time, each Continuing Employee receives full credit for all purposes (other than the accrual of benefits under a defined benefit pension plan) for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) under the comparable employee benefit plans, programs and policies of Parent, the Surviving Corporation or any Affiliate of the Surviving Corporation, as applicable, in which such employee becomes a participant. With respect to each health or other welfare benefit plan maintained by Parent or the Surviving Corporation or any Affiliate of the Surviving Corporation, as applicable, for the benefit of any Continuing Employees, Parent shall (i) cause to be waived any waiting period requirements, insurability requirements and the application of any pre-existing condition limitations under such plan and (ii) cause each Continuing Employee to be given credit under such plan for all amounts paid by such Continuing Employee under any similar Company benefit plan for the plan year in which such participation commences for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Parent, the Surviving Corporation or such Affiliate, as applicable, for such plan year. In addition, Parent shall implement, or cause its appropriate Affiliates to implement, the additional arrangements agreed upon by Parent and the Company.

(c)           Parent shall cause the Surviving Corporation to assume and honor in accordance with their terms all written employment, change of control, severance, retention or termination agreements applicable to any employee of the Company or any of its Subsidiaries that is set forth on Section 8.04(c) of the Company Disclosure Schedule or filed as an exhibit to the Company SEC Documents..

ARTICLE 9
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 9.01.   Reasonable Best Efforts.  (a)  Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Law to consummate the transactions contemplated by this Agreement, including (i) making as promptly as practicable any required filings with any Governmental Authority or other third party and furnishing all information reasonably required in connection with such filings, (ii) using reasonable best efforts to cause the expiration of any applicable waiting periods, (iii) using reasonable best efforts to obtain any consent, authorization or approval of any private third Person required to be obtained by Parent, Merger Subsidiary or the Company or any of their respective Subsidiaries in connection with the transactions contemplated by this Agreement, (iv) using reasonable best efforts to prevent the entry of any judgment, injunction, order or decree that would prohibit the consummation of the Offer or the Merger and (v) taking any other actions by or with respect to any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b)           In furtherance and not in limitation of the foregoing, each of Parent and the Company shall (i) make an appropriate filing pursuant to any applicable Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable after the date of this Agreement and in no event later than ten (10) Business Days after the date of this Agreement, (ii) supply as promptly as practicable any additional information or documents that may be requested and use reasonable best efforts to cause the expiration or termination of any applicable waiting periods or the taking of any other actions by or with respect to such Antitrust Laws as soon as practicable, (iii) contest and resist any action and have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent that restricts, prevents or prohibits the consummation of the Offer or the Merger under any Antitrust Laws, (iv) notify the other party upon receipt of (x) any comments from any Governmental Bodies in connection with any Antitrust Filings made pursuant hereto; and (y) any request by any Governmental Authority for amendments or supplements to any Antitrust Filings made pursuant to, or information provided to comply in all material respects with, any Law, (v) give the other party notice of the commencement or overt threat of commencement of any Legal Proceeding by or before any Governmental Authority with respect to the transactions contemplated hereby and keep the other party reasonably informed as to the status of any such Legal Proceeding or overt threat, and (vi) inform the other party of any communication to or from any Governmental Authority regarding the transactions contemplated hereby.  All fees and expenses relating to any filing pursuant to any applicable Antitrust Laws (the “Antitrust Expenses”) shall be the responsibility of Parent and Merger Subsidiary, and Parent and Merger Subsidiary shall reimburse the Company for all Antitrust Expenses.

(c)           Notwithstanding anything to the contrary contained in this Agreement, neither Parent, Merger Subsidiary nor the Company or its Subsidiaries shall have any obligation under this Agreement to divest or agree to divest any of its respective material businesses, material product lines or material assets, or to take or agree to take any other material action or agree to any material limitation or material restriction on any of its respective material businesses, material product lines or material assets.

Section 9.02.   Cooperation.  The Company and Parent shall cooperate with one another (a) in connection with the preparation of the Company Disclosure Documents and the Offer Documents, (b) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (c) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Company Disclosure Documents or the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 9.03.   Public Announcements.  Parent and its Affiliates, on the one hand, and the Company and its Subsidiaries, on the other hand, shall consult with each other, and use reasonable best efforts to accommodate the comments (including as to timing) of the other, before issuing any press release or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except as may be required by Law or any listing agreement with or rule of any national securities exchange, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding anything in this Agreement to the contrary, neither Parent nor any of its Affiliates or representatives shall, without the prior consent of the Company, contact any employees in their capacity as employees (except for executive officers of the Company), customers or suppliers of the Company or its Subsidiaries, whether in person or by telephone, mail or other means of communication, prior to the Acceptance Date in connection with the transactions contemplated hereby.

Section 9.04.   Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 9.05.   Merger Without Meeting of Stockholders.  If at any time after the Acceptance Date, Parent and its Affiliates shall own at least 90% of the outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to be effected as soon as practicable without a meeting of stockholders of the Company in accordance with Section 253 of Delaware Law.

Section 9.06.   Section 16 Matters.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause any disposition of Shares in the Merger (including derivative securities with respect to such Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 9.07.   Notices of Certain Events.  Subject to applicable Law, each of the Company and Parent shall promptly notify the other of:

(a)           any notice or other communication received by the Company or any of its Subsidiaries or Parent or any of its Affiliates from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication received by the Company or any of its Subsidiaries or Parent or any of its Affiliates from any Governmental Authority that relate to the transactions contemplated by this Agreement; and

(c)           any actions, suits, investigations or proceedings commenced or, to its knowledge, threatened against the Company or any of its Subsidiaries or Parent or any of its Affiliates that relate to the consummation of the transactions contemplated by this Agreement.

Section 9.08.   Takeover Statutes.  If any “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, each of the Company, Parent and Merger Subsidiary and the respective members of their boards of directors shall, to the extent permitted by applicable Law, use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 9.09.   Litigation.

(a)           Within three (3) Business Days after the date hereof, Parent will dismiss the complaint it filed on or about August 18, 2010, against the Company in the Court of Chancery of the State of Delaware seeking access to certain of the Company’s books and records pursuant to Section 220 of the DGCL.

(b)           The Company shall give Parent, at its sole expense, the opportunity to participate in the defense or settlement of any stockholder litigation that currently exists or arises after the date of this Agreement against the Company or its directors or officers relating to any of the transactions contemplated hereby.

Section 9.10.   Transfer Taxes.  Subject to Section 2.03(c), all stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) (“Transfer Taxes”) incurred in connection with the transactions contemplated hereby shall be paid by either Merger Subsidiary or the Surviving Corporation, and the Company shall cooperate with Merger Subsidiary and Parent in preparing, executing and filing any Tax Returns with respect to such Transfer Taxes.

ARTICLE 10
CONDITIONS TO THE MERGER

Section 10.01.   Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a)           if required by Delaware Law, the Company Stockholder Approval shall have been obtained;

(b)           there is no Law or judgment, injunction, order or decree of any Governmental Authority with, in any such case, competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Merger; and

(c)           Merger Subsidiary shall have purchased Shares pursuant to the Offer.

ARTICLE 11
TERMINATION

Section 11.01.   Termination.  This Agreement may be terminated and the Offer and/or the Merger may be abandoned at any time prior to the Effective Time (notwithstanding receipt of the Company Stockholder Approval):

(a)           by mutual written agreement of the Company and Parent;

(b)           by either the Company or Parent, if:

(i)  the Acceptance Date has not occurred on or before the ninetieth (90th) day following the date hereof (the “End Date”); provided that the End Date shall be extended to an additional thirty (30) days if on the ninetieth (90th) day following the date hereof, none of the conditions set forth in Annex I exists other than as a result of restrictions under applicable Antitrust Laws; provided, further that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Acceptance Date to occur on or before such time; or

(ii)  if there is a Law or final, non-appealable judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger;

(c)           by Parent, if prior to the first acceptance for payment of Shares pursuant to the Offer:

(i)  an Adverse Recommendation Change shall have occurred;

(ii)  the Company shall have intentionally breached its obligations under Section 7.04; or

(iii)  a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in clauses (b)(ii) or (b)(iii) of Annex I to exist; provided, however, that, for purposes of this Section 11.01(c)(iii), if such a breach or failure is curable by the End Date and the breaching or failing party is continuing to exercise its reasonable best efforts to cure such breach or failure, then the other party may not terminate this Agreement under this Section 11.01(c)(iii) on account of such breach or failure unless such breach or failure shall remain uncured as of the End Date;

(d)           by the Company, if Parent, Merger Subsidiary or any of their Affiliates shall have breached in any material respect any of their respective representations or warranties or failed to perform in any material respect any of their respective covenants or agreements set forth in this Agreement, which breach or failure to perform is incapable of being cured by the End Date; or

(e)           by the Company pursuant to Section 7.04(a)(y).

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a) shall give notice of such termination to the other party.

Section 11.02.   Effect of Termination.  If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party (or any stockholder, director, officer, employee, agent or advisor of such party) to the other party hereto; provided that, if such termination shall result from the (a) intentional failure of either party to fulfill a condition to the performance of the obligations of the other party or (b) material breach of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach. Notwithstanding the foregoing, the provisions of Article 12 shall survive any termination hereof pursuant to Section 11.01.

ARTICLE 12
MISCELLANEOUS

Section 12.01.   Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Ramius, to:

Ramius LLC
599 Lexington Avenue
New York, NY 10022
Attention: Jeffrey Smith
Facsimile No.: (212) 845-7989

with a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention: Steve Wolosky, Esq.
Facsimile No.: (212) 451-2222

if to RPUS, RPUS2008 or RP Corp, to:

c/o RP Management, LLC
110 East 59th Street
Suite 3300
New York, NY 10022
Attention: Pablo G. Legorreta
Facsimile No.: (212) 883-2287

with a copy to:

Goodwin Procter  LLP
53 State Street
Boston, MA 02109
Attention: George W. Lloyd, Esq. and John T. Haggerty, Esq.
Facsimile No.: (617) 523-1231

if to Merger Subsidiary, to:

c/o RP Management, LLC
110 East 59th Street
Suite 3300
New York, NY 10022
Attention: Pablo G. Legorreta
Facsimile No.: (212) 883-2287

with a copy to:

Goodwin Procter  LLP
53 State Street
Boston, MA 02109
Attention: George W. Lloyd, Esq. and John T. Haggerty, Esq.
Facsimile No.: (617) 523-1231

if to the Company, to:

Jay Kranzler
Cypress Bioscience, Inc.
4350 Executive Drive
Suite 325
San Diego, CA 92121
Facsimile No. (858) 452-2323
Email: jkranzler@cypressbio.com

with a copy to:

Frederick T. Muto
Barbara L. Borden
Cooley llp
4401 Eastgate Mall
San Diego, CA 92121
Facsimile No. (858) 550-6420
Email: bborden@cooley.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 12.02.   Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Acceptance Date.

Section 12.03.   Amendments and Waivers.  (a)  Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Shareholder Approval has been obtained (if applicable), there shall be no amendment or waiver that, under Delaware law, would require the further approval of the stockholders of the Company without such approval.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 12.04.   Expenses.  (a)  General.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)           Termination Fee.

(i)  If this Agreement is terminated by Parent pursuant to Section 11.01(c)(i) or (ii) or by the Company pursuant to Section 11.01(e), then the Company shall pay to RP Corp in immediately available funds $5,000,000 (the “Termination Fee”), in the case of a termination by Parent, within two Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii)  If (A) this Agreement is terminated by Parent or the Company pursuant to Section 11.01(b)(i), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors of the Company or its stockholders and not withdrawn and (C) within nine months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders an Acquisition Proposal or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (C), each reference to “20%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to RP Corp in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

The Company acknowledges that the agreements contained in this Section 12.04(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement.

(c)           Each of Parent and Merger Subsidiary acknowledges and agrees that in the event Parent is entitled to receive payment of the Termination Fee, the right of Parent to receive such amount shall constitute Parent’s and its Affiliates’ (and their Representative’s) sole and exclusive remedy against the Company, any Affiliate of the Company and any Representative of the foregoing for any losses, liabilities, damages, fees, fines, deficiencies, judgments, costs and expenses suffered as a result of the failure of the transactions contemplated hereby to be consummated (it being agreed that, in such event, Parent and Merger Subsidiary shall not have any equitable remedy, including specific performance, in connection with this Agreement), and upon payment of such amount, the Company shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

Section 12.05.   Disclosure Schedule References and SEC Document References.  (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b)           The parties hereto agree that any information contained in any part of any Filed SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Filed SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 12.06.   Binding Effect; Benefit; Assignment.  (a)  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Section 8.03, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)           No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations under this Agreement or prejudice the rights of stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer or Shares converted into cash pursuant to the Merger.

Section 12.07.   Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 12.08.   Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware or, if such court shall not have jurisdiction, in any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 12.01 shall be deemed effective service of process on such party.

Section 12.09.   WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10.   Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11.   Entire Agreement.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter of hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

Section 12.12.   Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13.   Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as provided in Section 12.04(c), the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 12.14.   Joint and Several Liability. For all representations, warranties and covenants hereunder made by Parent, or made by a Person comprising Parent and Merger Subsidiary, the Persons making such representations and warranties or obligated to perform such covenants shall be jointly and severally liable for any breach of, or the performance of, the foregoing.

ARTICLE 13
DEFINITIONS

Section 13.01.   Definitions.  (a)  As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, it being understood that Parent and Merger Subsidiary shall be deemed to be Affiliates of one another for purposes of this Agreement.

“Antitrust Laws” means applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” means a day other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close.

“Company 401(k) Plan” means the Company’s 401(k) retirement plan.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a party; or (b) by which the assets of the Company or any of its Subsidiaries is bound or under which the Company or any of its Subsidiaries has any obligation.

“Company Disclosure Documents” means each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement, including the Schedule 14D-9, and any amendments or supplements thereto.

“Company Intellectual Property” means all Intellectual Property that is owned or exclusively licensed by the Company or any of its Subsidiaries, and includes without limitation all of the Company Registered Intellectual Property.

“Company Material Adverse Effect” means a material adverse effect on

(i)  the business, operations, results of operations, assets, liabilities or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement, excluding, in each case of (i) and (ii), any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States, (B) changes (including changes of Law or regulation) or conditions generally affecting the industry in which the Company and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, (C) acts of war, sabotage or terrorism or natural disasters involving the United States not having a materially disproportionate effect on the Company and its Subsidiaries, (D) the announcement or consummation of the Offer or the transactions contemplated by this Agreement, (E) any failure by the Company to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Company Material Adverse Effect), (F) any event, circumstance, change or effect that directly results from the public announcement or pendency of the transactions contemplated by this Agreement, including any reduction in revenue, any disruption in (or loss of) collaborator, licensor, clinical research organization, supplier, distributor, partner or similar relationships or any loss of employees, or any claims made or any litigation filed or announced that challenges any of the transactions contemplated by this Agreement, (G) any claims made by licensors or collaborators under Company Contracts to the extent based on statements or conduct of Parent or Merger Subsidiary or any Affiliates or Representatives of Parent or Merger Subsidiary. or (H) any change in the market price or trading volume of the Company’s stock.

“Company Registered Intellectual Property” means all (i) patents and patent applications, (ii) trademark, trade name and service mark registrations (including Internet domain name registrations) and applications therefor and (iii) copyright registrations and applications included in the Company Intellectual Property.

“Company Restricted Stock Unit” means all restricted stock units (whether granted by the Company pursuant to any stock option or compensation plan, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

“Event of Default” shall mean the occurrence of any one or more of the following events (regardless of the reasons therefor) (i) Parent’s or Merger Subsidiary’s failure to pay or discharge its obligations in full in accordance with the terms of the promissory note, (ii) Parent’s or Merger Subsidiary’s failure to observe or perform any other material covenant, obligation, condition or agreement contained in the promissory note which failure remains unremedied for more than thirty (30) days after written notice of such failure has been delivered to Parent or Merger Subsidiary, (iii) the commission of any act of bankruptcy by Parent or Merger Subsidiary, the execution by Parent or Merger Subsidiary of a general assignment for the benefit of creditors, the filing by or against Parent or Merger Subsidiary of a petition in bankruptcy or any petition for relief under the federal bankruptcy act and the continuation of such petition without dismissal for a period of ninety (90) days or more, or the appointment of a receiver or trustee to take possession of the property or assets of Parent or Merger Subsidiary, or (iv) the liquidation, dissolution or winding up of Parent or Merger Subsidiary, whether voluntary or involuntary.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other governmental instrumentality, whether domestic or foreign, federal, state or local, multinational or supranational.

“Intellectual Property” means all U.S. and foreign (i) patents and all proprietary rights associated therewith, (ii) trademarks, service marks, trade names, trade dress, domain names, brand names, certification marks, corporate names and other indications of origin, together with all goodwill related to the foregoing, (iii) copyrights and designs and all rights associated therewith and the underlying works of authorship, (iv) all inventions, trade secrets, processes, formulae, methods, schematics, drawings, blue prints, technology, know-how, software, discoveries, ideas and improvements, and (v) all registrations of any of the foregoing and all applications therefor.

“knowledge” means, with respect to the Company, the actual knowledge after reasonable inquiry of any of the persons listed in Section 13.01(a) of the Company Disclosure Schedule.

“Law” means all laws (including common law), statutes, ordinances, codes, rules and regulations of any Governmental Authorities.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, restriction, easement, right of way, title defect or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien, any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Contract” means any Company Contract that is currently in effect and has been filed (or is required to be filed) by the Company as an exhibit to a Report on Form 10-K under the Exchange Act.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Ramius Material Adverse Effect” means a material adverse effect on Ramius’ ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Representative” means any former, current or future officer, director, employee agent or representative of a Person.

“Royalty Pharma Material Adverse Effect” means a material adverse effect on Royalty Pharma’s ability to consummate the transactions contemplated by this Agreement or to perform its obligations under this Agreement.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” (and, with correlative meaning, “Taxes”) means (i) all taxes, charges, fees, duties, levies, penalties or other assessments, including income, gross receipts, excise, real and personal property, sales, use, transfer, license, payroll, social security, medicare, franchise, gains, built-in gains, unemployment insurance, escheat, workers’ compensation, employer health tax or other taxes, imposed by any Governmental Authority (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group or similar arrangement required or permitted under applicable Law.

(b)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Acceptance Date	1.01(b)
Acquisition Proposal	7.04(e)
Adverse Recommendation Change	7.04(b)
Amended Offer	Page 1
Agreement	Page 1
Antitrust Expenses	9.01(b)

Term	Section
Board of Directors	1.02(a)
Certificates	2.03
Company	Page 1
Company Board Recommendation	4.02(b)
Company Disclosure Schedule	4
Company Proxy Statement	5.05(a)
Company Representatives	7.04(a)
Company Restricted Share	2.06
Company Rights	4.11(b)
Company Securities	4.05(b)
Company Stock Option	2.05
Company Stockholder Approval	4.02(a)
Company Stockholder Meeting	7.02
Company Subsidiary Securities	4.06(b)
Confidentiality Agreement	7.03
Continuing Director	1.03(a)
Continuing Employees	8.04(a)
D&O Insurance	8.03(a)
Delaware Law	1.02(a)
Effective Time	2.01(b)
End Date	11.01(b)
Exchange Agent	2.03(a)
Existing Offer	Page 1
Filed SEC Documents	4
GAAP	7.01(o)
Indemnified Person	8.03(a)
Material Contracts	7.01(l)
Merger	2.01(a)
Merger Consideration	2.02(a)
Merger Subsidiary	Page 1
Minimum Condition	1.01(a)
Offer	Page 1
Offer Conditions	1.01(a)
Offer Documents	1.01(c)
Offer Price	1.01(a)
Parent	Page 1
RP Corp	Page 1
RPUS	Page 1
RPUS2008	Page 1
Ramius	Page 1
Rights Agreement	4.11(b)
Royalty Pharma	6
Schedule TO	Page 1
Schedule 14D-9	1.02(c)
SEC	1.01(b)

Term	Section
Shares	Page 1
Subsequent Offering Period	1.01(b)
Superior Proposal	7.04(e)
Surviving Corporation	2.01(a)
Termination Fee	12.04(b)
Top-Up Notice	1.04(c)
Top-Up Option	1.04(a)
Top-Up Shares	1.04(a)
Transfer Taxes	9.10
Uncertificated Shares	2.03(a)

Section 13.02.   Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for reference purposes only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibit, Annexes and Schedules are to Articles, Sections, Exhibit, Annexes and Schedules of this Agreement unless otherwise specified.  All Exhibit, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  All terms defined in this Agreement and used but not otherwise defined in any Exhibit, Annex or Schedule or any other document made or delivered pursuant hereto shall have the meaning as defined in this Agreement.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract shall be deemed to refer to such agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.

[The remainder of this page has been intentionally left blank;
the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CYPRESS BIOSCIENCE, INC.

By:
Name:
Title:

RAMIUS VALUE AND OPPORTUNITY ADVISORS LLC

By:
Name:
Title:

ROYALTY PHARMA US PARTNERS, LP
By:	Pharmaceutical Investors, LP, its general partner
By:	Pharma Management, LLC, its general partner

By:
Name:
Title:

ROYALTY PHARMA US PARTNERS 2008, LP
By:	Pharmaceutical Investors, LP, its general partner
By:	By:Pharma Management, LLC, its general partner

By:
Name:
Title:

RP INVESTMENT CORP.

By:
Name:
Title:

RAMIUS V&O ACQUISITION LLC

By:
Name:
Title:

By:
Name:
Title:

ANNEX I

Notwithstanding any other provision of this Agreement, Merger Subsidiary shall not be required to accept for payment, or pay for, any Shares, and may, subject to Article 1 and Article 11 of this Agreement, terminate the Offer, if:

(b)           prior to the expiration of the Offer, (i) the Minimum Condition (as defined in the Merger Agreement) shall not have been satisfied or (ii) there are any restrictions or prohibitions under any applicable Antitrust Law (including suspensory filing requirements, waiting periods and required actions, consents or clearances by any Governmental Authority) that would make illegal the consummation of the Offer or the Merger; or

(c)           at any time on or after the date of this Agreement and prior to the expiration of the Offer, any of the following conditions exists:

(i)  there is a Law or judgment, injunction, order or decree of any Governmental Authority with competent jurisdiction restraining, prohibiting or otherwise making illegal the consummation of the Offer or the Merger;

(ii)  (A) the representations and warranties of the Company contained in the second sentence of Section 4.05(a) shall not be true and correct in all but de minimis respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (and not as of the time specified in that sentence) other than as a result of the fact that previously disclosed options or convertible securities have been exercised or converted or (B) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time), except, in the case of clause (B) only, for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(iii)  the Company shall have failed to perform in all material respects all of its obligations to be performed or complied with by it under this Agreement prior to such time;

(iv)  the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in clauses (ii) and (iii) of this paragraph (b) do not exist;

(v)  this Agreement shall have been terminated in accordance with its terms; or

I-1

(vi)  Since the date of the Agreement, there shall have occurred any change, event, circumstance, development or effect which has had or would reasonably be expected to result in, either individually or in the aggregate, a Company Material Adverse Effect.

The foregoing conditions are for the  sole benefit of Parent and Merger Subsidiary and may be asserted by Parent or Merger Subsidiary regardless of the circumstances giving rise to any such conditions and may be waived by Parent or Merger Subsidiary in whole or in part at any time and from time to time in their sole discretion (except for the Minimum Condition), in each case, subject to the terms of the Agreement and the applicable rules and regulations of the SEC. The foregoing conditions shall be in addition to, and not in limitation of the rights of Parent and Merger Subsidiary to extend, terminate and/or modify the Offer pursuant to the terms of the Agreement. The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed.

I-2